Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES PROVIDES UPDATE ON
HAYNESVILLE SHALE OPERATIONS

FRISCO, TEXAS, October 19, 2010 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) today provided an update on its drilling program in Northern Louisiana.

As was previously reported with the Company's second quarter operating results, Comstock has been experiencing significant delays in completing its Haynesville or Bossier shale wells due to the limited availability of high pressure pumping services.  On September 30, 2010 the Company has 26 Haynesville or Bossier shale wells drilled and waiting on completion.  Going forward, Comstock has been successful in obtaining pressure pumping and other related services which will allow it to frac 14 wells before the end of the year.  With six operated rigs drilling in the Haynesville and Bossier shale, Comstock expects to drill another ten wells in the fourth quarter giving the Company an estimated 22 wells to carry over into 2011 for completion.  In response to the weak natural gas prices, Comstock plans to release one of the six rigs in November and is considering moving an additional rig to South Texas to be utilized in its Eagle Ford shale drilling program in 2011.

Comstock also announced today that the Company has entered into an agreement with a major service provider to provide the Company with a dedicated frac crew for its North Louisiana operations in early 2011.  The dedicated crew will allow the Company to complete its backlog of Haynesville and Bossier shale wells during 2011 as well as keep current with the Company's 2011 anticipated drilling activity.  In addition, Comstock is in the process of finalizing agreements for completion services for its 2010 and anticipated 2011 Eagle Ford shale drilling program in South Texas.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.